Exhibit 99.1

Garnero Group Announces Amendment to Terms of Merger with Grupo Colombo

NEW YORK, June 15, 2016 - Garnero Group Acquisition Company (NASDAQ: GGAC) (“GGAC”), a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, and Q1 Comercial de Roupas S.A. ("Grupo Colombo" or "GC"), a leading apparel retailer in Brazil, announced today that they have entered into an amendment to the definitive investment agreement (“Amendment”) related to their previously announced proposed merger.

The Amendment was prompted in part by Grupo Colombo’s entry into its previously disclosed financial restructuring. As announced on June 10, 2016, Grupo Colombo’s restructuring plan provides capital structure equalization and a balanced cash flow for operations going forward. The restructuring plan has been approved by approximately 64% of Grupo Colombo’s unsecured creditors and, upon confirmation by the Brazilian courts, will be applicable to all of Grupo Colombo’s unsecured creditors. In place of their current debts, unsecured creditors will receive either a discounted debt with extended payment terms, equity, debentures or convertible debentures. The debentures will earn a percentage of Grupo Colombo’s profits (or 0.5% simple interest per annum, if greater). Under the terms of the restructuring plan, the transactions contemplated by the investment agreement must be approved by 60% of the debenture holders, with silence constituting consent. Upon confirmation of the debt reorganization, Warley Pimentel will assume the role as the new CEO of Grupo Colombo; the current CEO, Alvaro Jabur Jr., will take an advisory role to the senior management.

Key changes to the investment agreement include the following:

●	The shareholders of GC have now committed to purchase, directly or through other entities acting at their direction, $10 million of GGAC shares in the public market.
●	The date by which the transactions must be completed pursuant to the investment agreement has been extended to June 25, 2016 (or July 22, 2016 if GGAC obtains an extension of the date by which it must complete an initial business combination).
●	Grupo Colombo has committed to obtain, or to use its commercially reasonable best efforts to obtain, certain necessary consents and approvals, including the court approval of the restructuring plan, certain necessary amendments to the restructuring plan and the consent of the debenture holders.
●	Grupo Colombo will pay the fees and expenses incurred by GGAC if GGAC is required to obtain an extension of the date by which it must complete an initial business combination.
●	Other changes necessary to reflect the terms of the restructuring plans.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the transaction, a copy of which will be filed by GGAC with the SEC as an exhibit to a Current Report on Form 8-K. Interested parties should visit the SEC website at www.sec.gov.

About Grupo Colombo

Founded in 1917, Grupo Colombo is one of Brazil's leading retailers with a focus on menswear, with approximately 400 stores throughout the country. GC has strong brand awareness for its clothing and is known for its high quality products at competitive prices. Basic pieces that don't go out of fashion which consumers wear day-to-day for business or leisure are found throughout the year in its stores. Beyond the basics, GC also has a premium line that brings fresh ideas every season. For more information, please visit www.grupocolombo.com.br/investors.

About Garnero Group Acquisition Company

GGAC was incorporated in the Cayman Islands on February 11, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities.

Forward Looking Statements

This press release includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Grupo Colombo's and GGAC's managements' current expectations or beliefs and are subject to risk, uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Grupo Colombo's business. These risks, uncertainties and contingencies include: business conditions; changing interpretations of GAAP; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of products and services; general economic conditions; geopolitical events and regulatory changes; the possibility that the transactions do not close, including due to the failure to receive required shareholder approvals or the failure of other closing conditions, such as receipt of necessary governmental or regulatory approvals; and other factors set forth in GGAC's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither GGAC nor Grupo Colombo is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.